                                                                    Exhibit 99.1

               Form of Proxy to be mailed to Kinetix stockholders

                         KINETIX PHARMACEUTICALS, INC.
                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MONDAY, DECEMBER 4, 2000

     The undersigned stockholder of Kinetix Pharmaceuticals, Inc. revoking all prior proxies (except for any proxy granted pursuant to a voting and support agreement with Amgen Inc., in which case this proxy shall only apply to the 280G proposal, as defined in the proxy statement/prospectus), hereby appoints Nicholas Lydon and Jason Loveridge, or each of them acting singly, as proxies, each with full power of substitution, to vote all shares of Kinetix common stock, Kinetix Series A convertible preferred stock or Kinetix Series B convertible preferred stock which the undersigned is entitled to vote at the special meeting of stockholders to be held at 200 Boston Avenue, Suite 3500, Medford, Massachusetts, on Monday, December 4, 2000, beginning at 9:00 a.m., local time, and at any adjournment or postponement of the meeting, upon matters set forth in the Notice of Special Meeting dated November 14, 2000, and the related proxy statement/prospectus, copies of which have been received by the undersigned, and in their discretion upon any adjournment of the meeting or upon any other business that may properly be brought before the meeting by the Kinetix board of directors. Attendance of the undersigned at the meeting or any adjourned session of the meeting will not be deemed to revoke this proxy unless the undersigned will affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

     This proxy is solicited on behalf of the Kinetix board of directors. A stockholder wishing to vote in accordance with the recommendations of the board of directors need only sign and date this proxy and return it in the enclosed envelope.

     (Please fill in the appropriate boxes on the other side)

[X]  Please mark your votes as in this example.

     To adopt the Agreement and Plan of Merger dated as of October 16, 2000, among Kinetix Pharmaceuticals, Inc., Amgen Inc. and Amgen Acquisition Corp. II, a wholly owned subsidiary of Amgen.

        FOR        [_]
        AGAINST    [_]
        ABSTAIN    [_]

     To approve (i) the acceleration of the vesting of the unvested portions of restricted stock grants that have been made to Dr. Lydon, Dr. Armistead, Ms. Stuart, Dr. Hsi and Dr. Stover and (ii) the grants of additional restricted stock to Ms. Stuart, Dr. Hsi and Dr. Stover, so as to avoid "parachute payment" treatment under Section 280G of the Internal Revenue Code.

        FOR        [_]
        AGAINST    [_]
        ABSTAIN    [_]

     The shares represented by this proxy will be voted as directed or, if no direction is given with respect to the proposal set forth above, will be voted for such proposal.

DATED: _________, 2000



     -------------------------------     -------------------------------
     Signature of Stockholder(s)         Signature of Stockholder(s)

     Please complete, date and sign this proxy promptly and mail it in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States. Please sign exactly as name(s) appears on the stock certificate.

     If stockholder is a corporation, please sign full corporate name by president or other authorized officer and, if a partnership, please sign full partnership name by an authorized partner or other persons. If shares are held by joint tenants, both should sign. Attorneys-in-fact, executors, administrators, trustees, guardians or others signing in a representative capacity should indicate the capacity in which they are signing.

Mark here if you plan to attend the meeting   [_]